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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☐ Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

INTEGRATED ELECTRICAL SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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January 19, 2005

To Our Stockholders:

On behalf of the Board of Directors of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), I cordially invite all Company stockholders to attend the Company’s annual stockholders’ meeting to be held on Thursday, February 17, 2005, at 10:30 a.m. Central Standard Time, at Hotel Derek, 2525 West Loop South, Houston, TX 77027. Proxy materials, which include a Notice of Annual Meeting, Proxy Statement and proxy card, are enclosed with this letter. The Company’s 2004 Annual Report, which is not a part of the proxy materials, is also enclosed and provides additional information regarding the financial results of the Company for its fiscal year ended September 30, 2004.

We hope that you will be able to attend the meeting. Your vote is important. Regardless of whether you plan to attend, please submit your proxy by phone, via the Internet, or by signing, dating, and returning the enclosed proxy card in the enclosed envelope so that your shares will be represented. If you are able to attend the meeting in person, you may revoke your proxy and vote your shares in person. If your shares are not registered in your own name and you would like to attend the meeting, please ask the broker, trust, bank or other nominee in whose name the shares are held to provide you with evidence of your beneficial share ownership. We look forward to seeing you at the meeting.

Sincerely,

Herbert R. Allen
President and Chief Executive Officer

INTEGRATED ELECTRICAL SERVICES, INC.

1800 WEST LOOP SOUTH, SUITE 500

HOUSTON, TEXAS 77027

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD FEBRUARY 17, 2005

TO THE STOCKHOLDERS OF INTEGRATED ELECTRICAL SERVICES, INC.,

Notice is hereby given that the annual meeting of the stockholders of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held at Hotel Derek, 2525 West Loop South, Houston, TX 77027, on Thursday, February 17, 2005, at 10:30 a.m. Central Standard Time, for the following purposes:

1.	To elect two Class I directors to the Company’s Board of Directors to serve until the annual stockholders’ meeting held in 2008 or until their respective successors have been elected and qualified.

2.	To approve (i) the private placement of up to an aggregate of $50 million in principal amount of the Company’s Series A 6.5% Senior Convertible Notes due 2014 (the “Series A Convertible Notes”) and the Company’s Series B 6.5% Senior Convertible Notes due 2014 (the “Series B Convertible Notes” and collectively with the Series A Convertible Notes, the “Convertible Notes”) and (ii) the issuance of shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), upon conversion of the Convertible Notes.

3.	To ratify the appointment of Ernst & Young LLP, independent auditors, as the Company’s auditors for the fiscal year 2005.

4.	To transact such other business as may properly come before the meeting or any adjournments thereof.

The holders of record of the Company’s Common Stock and of the Company’s restricted voting common stock, par value $0.01 per share (“Restricted Voting Common Stock”), at the close of business on December 29, 2004 are entitled to notice of, and to vote at, the meeting with respect to all proposals, except that Restricted Voting Common Stock shall not be entitled to vote on the proposal for the election of directors.

We urge you to promptly vote your shares by telephone, via the Internet, or by signing, dating and returning the enclosed proxy card by mail in the enclosed envelope, regardless of whether you plan to attend the meeting in person. No postage is required if mailed in the United States. If you do attend the meeting in person, you may withdraw your proxy and vote personally on all matters brought before the meeting.

By order of the Board of Directors

Curt L. Warnock Vice-President, Law and Corporate Secretary Houston, Texas January 19, 2005

INTEGRATED ELECTRICAL SERVICES, INC.

PROXY STATEMENT

FOR

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION ABOUT THE ANNUAL MEETING

WHEN AND WHERE IS THE 2005 ANNUAL MEETING OF STOCKHOLDERS BEING HELD?

The 2005 annual meeting of stockholders (the “Annual Meeting”) of Integrated Electrical Services, Inc., a Delaware corporation (the “Company”), will be held on Thursday, February 17, 2005. The Annual Meeting will be held at 10:30 a.m. Central Standard Time, at Hotel Derek, 2525 West Loop South, Houston, TX 77027.

WHAT DATE WILL THE PROXY STATEMENT FIRST BE SENT TO THE STOCKHOLDERS?

The approximate date on which this proxy statement and the accompanying materials were first sent or given to stockholders was January 19, 2005.

WHO IS SOLICITING MY VOTE?

The accompanying proxy is solicited by the Company’s Board of Directors (the “Board”) for use at the Annual Meeting and any adjournments thereof.

HOW ARE VOTES BEING SOLICITED?

In addition to solicitation of proxies by mail, certain directors, officers, representatives and employees of the Company may solicit proxies by telephone and personal interview. Such individuals will not receive additional compensation from the Company for solicitation of proxies, but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Banks, brokers and other custodians, nominees and fiduciaries also will be reimbursed by the Company for their reasonable expenses for sending proxy solicitation materials to the beneficial owners of the capital stock of the Company.

WHO IS PAYING THE SOLICITATION COST?

The expense of preparing, printing and mailing proxy solicitation materials will be borne by the Company.

HOW MANY VOTES DO I HAVE?

Each share of the Company’s common stock, par value $0.01 per share (“Common Stock”), is entitled to one vote upon each of the matters to be voted on at the Annual Meeting. Each share of the Company’s restricted voting common stock, par value $0.01 per share (“Restricted Voting Common Stock”), is entitled to one-half of one vote upon each of the matters to be voted on at the Annual Meeting, except for the election of directors, upon which each share of Restricted Voting Common Stock has no vote. The holders of Restricted Voting Common Stock are entitled to elect one member of the Board, and at the 2003 annual stockholders’ meeting elected C. Byron Snyder to serve as a Class II director until the 2006 annual stockholders’ meeting or until his successor is elected and qualified.

HOW DO I VOTE?

You may vote by signing, dating and returning the enclosed proxy card in the enclosed envelope.

You may also vote by using a toll-free telephone number or the Internet. Instructions about these ways to vote appear on the proxy card. If you vote by telephone or Internet, please have your proxy card and control number available.

Votes submitted by mail, telephone, or Internet will be voted at the Annual Meeting in accordance with the directions you provide the individuals named on the proxy; or if no direction is indicated, they will be voted in favor of the proposals set forth in the notice attached hereto.

CAN I CHANGE MY VOTE?

Any stockholder giving a proxy has the power to revoke it at any time before it is voted (i) by notifying us in writing of such revocation, (ii) by submitting a later dated proxy card or telephone or Internet vote, or (iii) by attending the Annual Meeting in person and voting in person. Notices to us should be directed to Curt L. Warnock, Vice-President, Law and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, Texas 77027. Stockholders who submit proxies and attend the Annual Meeting to vote in person are requested to notify Mr. Warnock at the Annual Meeting of their intention to vote in person at the Annual Meeting.

HOW ARE ABSTENTIONS AND BROKER NON-VOTES COUNTED?

Pursuant to the Company’s bylaws, shares not voted on matters, including abstentions and broker non-votes, will not be treated as votes cast with respect to those matters, and therefore will not affect the outcome of any such matter.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE ANNUAL MEETING?

The presence, in person or by proxy, of at least a majority of the sum of the outstanding shares of Common Stock and Restricted Voting Common Stock is required for a quorum to (i) approve the private placement of the Company’s Series A 6.5% Senior Convertible Notes due 2014 (the “Series A Convertible Notes”) and the Company’s Series B 6.5% Senior Convertible Notes due 2014 (the “Series B Convertible Notes” and collectively with the Series A Convertible Notes, the “Convertible Notes”) and the issuance of shares of Common Stock upon conversion of the Convertible Notes, (ii) ratify the appointment of the independent certified public accountants, and (iii) transact such other business as may properly come before the Annual Meeting. The presence, in person or by proxy, of at least a majority of the outstanding shares of Common Stock is required for a quorum to elect directors.

DOES THE COMPANY HAVE A WEBSITE?

The Company has a website, http://www.ies-co.com, which contains additional information concerning the Company’s corporate governance practices.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

At the close of business on December 29, 2004, the record date for the determination of stockholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting or any adjournments thereof, the Company had outstanding 38,439,984 shares of Common Stock and 2,605,709 shares of Restricted Voting Common Stock.

The following table reflects the beneficial ownership of the Company’s Common Stock as of November 30, 2004, with respect to (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of the Company’s Common Stock; (ii) the directors and nominees for director; (iii) each named executive officer; and (iv) the Company’s directors and executive officers as a group.

NAME OF BENEFICIAL OWNER	NUMBER OF SHARES OWNED BENEFICIALLY	PERCENT OF CLASS (p)
Herbert R. Allen (a)	1,248,733	3.2
Ronald P. Badie (b)	22,184	*
Donald Paul Hodel (c)	47,708	*
Alan R. Sielbeck (d)	94,243	*
C. Byron Snyder (e)	2,619,386	6.4
Donald C. Trauscht (f)	21,689	*
Miles Dickinson (g)	38,070	*
Robert Stalvey (h)	144,382	*
Margery M. Harris (i)	95,646	*
Richard China (j)	261,914	*
Directors and officers as a group ( 12 persons) (k)	4,628,616	11.0
Barclays Global Investors, NA, and affiliates (l)	4,366,531	11.4
Dimensional Fund Advisors Inc. (m)	2,757,000	7.2
Jeffrey L. Gendell (n)	3,496,200	9.1
State Street Research & Management Co. (o)	2,673,000	7.0

*	Indicates ownership of less than one percent of the outstanding shares of Common Stock.

(a)	Includes 200,000 shares of Common Stock owned by HRA Investment Group, LP as to which Mr. Allen disclaims beneficial ownership and 344,333 shares of Common Stock underlying options which are exercisable within 60 days.

(b)	Includes 9,000 shares of Common Stock underlying options which are exercisable within 60 days.

(c)	Includes 30,000 shares of Common Stock underlying options which are exercisable within 60 days.

(d)	Includes 30,000 shares of Common Stock underlying options which are exercisable within 60 days.

(e)

The shares attributed to Mr. Snyder are as follows: (i) 2,585,829 shares are held in the 1996 Snyder Family Partnership (the “Partnership”), (ii) 699 shares are held in the 1998 Snyder Family Partnership Management Trust, (iii)

9,599 shares are held by the Worth Byron Snyder Trust, and (iv) 9,582 shares are held by the Gregg Layton Snyder Trust. These shares attributed to Mr. Snyder comprise all of the Company’s outstanding Restricted Voting Common Stock. Such shares may be converted into Common Stock in specific circumstances. Mr. Snyder disclaims beneficial ownership as to 1,118,193 of these shares which are attributable to the interests in the Partnership held by Mr. Snyder’s children. Includes 4,677 shares owned directly and 9,000 shares of Common Stock underlying options which are exercisable within 60 days.

(f)	Includes 6,000 shares of Common Stock underlying options which are exercisable within 60 days.

(g)	Includes 30,801 shares of Common Stock underlying options which are exercisable within 60 days.

(h)	Includes 94,472 shares of Common Stock underlying options which are exercisable within 60 days.

(i)	Includes 88,000 shares of Common Stock underlying options which are exercisable within 60 days. Ms. Harris’ employment with the Company terminated effective January 15, 2005. In accordance with the terms of the Company’s stock option plans, Ms. Harris is entitled to retain and exercise her vested stock options for a period of ninety days following her resignation from the Company.

(j)	Includes 190,000 shares of Common Stock underlying options which are exercisable within 60 days. Mr. China’s employment with the Company terminated effective November 9, 2004. In accordance with the terms of the Company’s stock option plans, Mr. China is entitled to retain and exercise his vested stock options for a period of ninety days following his resignation from the Company.

(k)	Includes 2,605,709 shares of Restricted Voting Common Stock described in Note (e) above, 861,273 shares of Common Stock underlying options which are exercisable within 60 days, and 4,969 shares of Common Stock held in the Company’s 401(k) Plan.

(l)	According to an amended Schedule 13G filed with the SEC on November 10, 2004, the following entities, which are affiliates of one another, are the beneficial owners of 4,366,531 shares of Common Stock and have sole voting power with respect to 4,129,357 shares and sole dispositive power with respect to all of the shares. The following affiliates own Common Stock in the amounts and manner indicated: Barclays Global Investors, NA, beneficial owner of 3,297,071 shares of Common Stock, with sole voting power with respect to 3,059,897 shares and sole dispositive power with respect to 3,297,071 shares; Barclays Global Fund Advisors, beneficial owner of 369,460 shares of Common Stock, with sole voting and sole dispositive power with respect to all of the shares; Barclays Capital Inc., beneficial owner of 700,000 shares of Common Stock, with sole voting and sole dispositive power with respect to all of the shares. The Schedule 13G states that the shares reported are held by the company in trust accounts for the economic benefit of the beneficiaries of those accounts. Barclay Global Investors’ address is 45 Fremont Street, San Francisco, CA 94105.

(m)

Dimensional Fund Advisors Inc. (“Dimensional”) is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 which furnishes investment advice to four investment companies registered under the Investment Company Act of 1940. Dimensional has sole voting and sole dispositive power with respect to all of the shares, but disclaims beneficial ownership. Dimensional’s mailing address is 1299 Ocean Avenue, 11th Floor, Santa Monica, CA 90401. This information is based solely on the Schedule 13G/A filed by Dimensional on February 16, 2004.

(n)	Mr. Gendell has shared voting and dispositive power in (i) Tontine Partners, L.P., 1,185,600 shares, (ii) Tontine Capital Partners, L.P., 795,600 shares, (iii) Tontine Management, L.L.C., 1,185,600 shares, (iv) Tontine Capital Management, L.L.C., 795,600 shares, and (v) Tontine Overseas Associates, L.L.C., 1,379,700 shares. Mr. Gendell holds 135,300 shares with sole voting and sole dispositive power. Mr. Gendell’s address is 55 Railroad Avenue, 3rd Floor, Greenwich, CT 06830. This information is based solely on the Schedule 13G filed by Jeffrey L. Gendell on November 22, 2004.

(o)	State Street Research and Management Company (“State Street”) is an investment adviser registered under the Investment Advisers Act of 1940. State Street has sole voting and sole dispositive power with respect to all of the shares, but disclaims beneficial ownership. All of the shares are owned by clients of State Street, whose address is One Financial Center, 31st Floor, Boston, MA 02111-2690. This information is based solely on the Schedule 13G/A filed by State Street on February 17, 2004.

(p)	For the purposes of calculating percent of class, shares of Restricted Voting Common Stock are treated as options to acquire an equal number of shares of Common Stock which are exercisable within 60 days.

1. ELECTION OF DIRECTORS

GENERAL INFORMATION

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and its bylaws provide that the number of members of the Board shall be fixed from time to time by the Board but shall not be less than one nor more than fifteen persons. The Certificate of Incorporation divides the Board into three classes, designated as Class I, Class II and Class III. Each class of directors is to be elected to serve a three-year term and is to consist, so far as possible, of one-third of the number of directors required at the time to constitute the full Board. If the number of directors is not evenly divided into thirds, the Board shall determine which class or classes shall have one extra director. The Board has set the number of directors at six; two directors are designated as Class I directors, two as Class II directors and two as Class III directors, whose terms of office expire with the 2005, 2006 and 2007 annual stockholders’ meetings, respectively, and until their respective successors are elected and qualified. The holders of the Restricted Voting Common Stock are entitled to elect one director, which they did at the 2003 annual stockholders’ meeting. Holders of Restricted Voting Common Stock therefore are not entitled to vote with respect to the election of directors at the Annual Meeting.

The term of office of each of the current Class I directors expires at the time of the Annual Meeting or as soon thereafter as their successors are elected and qualified. Messrs. Badie and Sielbeck, the current Class I directors, have each been nominated to serve an additional three-year term as a Class I director, to be elected by the holders of Common Stock. Messrs. Badie and Sielbeck have each consented to be named in this proxy statement and to serve as a director if elected.

It is the intention of the persons named in the accompanying proxy card to vote “FOR” the election of the nominees named above, unless a stockholder has directed otherwise or withheld such authority. The affirmative vote of holders of a plurality of the shares of Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote is required to elect each director nominee.

If, at the time of or prior to the Annual Meeting, either of the nominees should be unable or decline to serve, the discretionary authority provided in the proxy may be used to vote for a substitute or substitutes designated by the Board. The Board has no reason to believe that any substitute nominee or nominees will be required. No proxy will be voted for a greater number of persons than the number of nominees named herein.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF MR. BADIE AND MR. SIELBECK, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

CLASS I DIRECTOR NOMINEES (TO SERVE UNTIL THE 2008 ANNUAL STOCKHOLDERS’ MEETING)

Both of the current Class I directors, whose present term of office as a director will expire at the Annual Meeting, have been nominated to serve an additional three-year term. Certain information with respect to each nominee is as follows:

RONALD P. BADIE*	Director since 2003

Mr. Badie, 62, is the retired Vice Chairman of Deutsche Bank Alex Brown (now Deutsche Bank Securities), Deutsche Bank’s investment banking subsidiary. From 1966 until his retirement in March 2002, Mr. Badie held a variety of management positions with Deutsche Bank and its predecessor, Bankers Trust Company. Mr. Badie has served on the advisory boards of Merrill Lynch Capital Appreciation Fund, Stonington Capital Appreciation Fund, and Green Equity Capital Fund. He also was a member of the advisory board of The Price Center for Entrepreneurial Studies at the Anderson School of Management at U.C.L.A. Mr. Badie also serves on the board of directors of Merisel, Inc., a software licensing distributor, and Amphenol, Inc., an electronics components manufacturer.

ALAN R. SIELBECK*	Director since 1998

Mr. Sielbeck, 51, currently serves as chief executive officer of LogisticsXperts, LLC, an inventory management and quality control company serving the manufacturing industry. He served as Chairman of the Board and Chief Executive Officer of Service Experts, Inc., a publicly traded heating, ventilation and air conditioning service company, from its inception in March 1996 until January 2000. Mr. Sielbeck has served as Chairman of the Board and President of AC Service and Installation Co. Inc. and Donelson Air Conditioning Company, Inc. since 1990 and 1991, respectively. From 1985 to 1990, Mr. Sielbeck served as President of RC Mathews Contractor, Inc., a commercial building general contractor, and Chief Financial Officer of RCM Interests, Inc., a commercial real estate development company. Mr. Sielbeck serves as a director for Midsouth Wire Products and Nashville Wire.

DIRECTORS CONTINUING IN OFFICE

Class III

The Class III directors, whose present terms of office as directors will expire at the 2007 annual stockholders’ meeting, and certain additional information with respect to each of them, are as follows:

DONALD PAUL HODEL*	Director since 1998

Mr. Hodel, 69, is President and CEO of Focus on the Family, a charitable organization, and a Managing Director of Summit Group International, Ltd. (and related companies), an energy and natural resources consulting firm he founded in 1989. Mr. Hodel served as United States Secretary of the Interior from 1985 to 1989 and Secretary of Energy from 1982 to 1985. Mr. Hodel has served as director of both publicly traded and privately held companies and is the recipient of the Presidential Citizens Medal and honorary degrees from three universities. Mr. Hodel serves on the boards of directors of: Salem Communications, Inc., a NASDAQ listed company, which owns and operates radio stations; and the North American Electric Reliability Council.

DONALD C. TRAUSCHT*	Director since 2002

Mr. Trauscht, 71, has been the Chairman of BW Capital Corporation, a private investment company, since January 1996. From 1967 to 1995, Mr. Trauscht was employed by Borg Warner Corporation, a diversified manufacturer of automotive components, chemicals, financial services, industrial parts and security services, holding various jobs and titles including Chairman and Chief Executive Officer. Mr. Trauscht is a director of: ESCO Technologies Inc., a manufacturer of communications systems, filtration products and test equipment; OMI Corporation Inc., a marine transport company; Recon Optical Inc., a manufacturer of defense imaging equipment; and Bourns, Inc., a manufacturer of electronic components.

CLASS II

The Class II directors, whose present terms of office as directors will expire at the 2006 annual stockholders’ meeting, and certain additional information with respect to each of them, are as follows:

HERBERT R. ALLEN	Director since 2001

Mr. Allen, 64, has been Chief Executive Officer of the Company since October 2001. From May 2001 to October 2001, Mr. Allen was Chief Operating Officer of the Company. From January 2000 to May 2001, Mr. Allen was Senior Vice President—East Area of the Company. From June 1998 to January 2000, Mr. Allen was a Regional Operating Officer of the Company. Prior to that time, Mr. Allen was the President of H.R. Allen, Inc., one of the Company’s subsidiaries.

C. BYRON SNYDER**	Director since 1997

Mr. Snyder, 56, has been Chairman of the Board of Directors of the Company since its inception. Mr. Snyder was a founding member and Senior Managing Director of Main Street Equity Ventures II, LP, a Houston-based private equity investment firm. Mr. Snyder was the President and owner of Sterling City Capital, L.L.C., a private investment company. Mr. Snyder was owner and President of Relco Refrigeration Co., a distributor of refrigerator equipment, from 1992 to 1998. Prior to 1992, Mr. Snyder was the owner and Chief Executive Officer of Southwestern Graphics International, Inc., a diversified holding company which owned Brandt & Lawson Printing Co., a Houston-based general printing business, and Acco Waste Paper Company, an independent recycling business. Brandt & Lawson Printing Co. was sold to Hart Graphics in 1989, and Acco Waste Paper Company was sold to Browning-Ferris Industries in 1990.

*	Denotes independent director

**	Denotes non-management, non-independent director.

All ages are as of January 1, 2005.

After reviewing all relevant facts and circumstances, the Board has affirmatively determined that Messrs. Hodel, Trauscht, Badie and Sielbeck are independent since they have no relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company), other than as directors of the Company. The review was undertaken on an individual director-by-director basis and did not involve a pre-set formula or minimum standard of materiality. The Board also has affirmatively determined that while Mr. Snyder is not independent due to his extensive involvement in the formation of the Company, he is a non-management director since he has never been employed by the Company.

EXECUTIVE OFFICERS

Information with respect to the executive officers of the Company is incorporated by reference from the section titled “Executive Officers” in Part I of the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

During fiscal year 2004, the Board held 9 meetings of the full Board, and each member of the Board attended at least 75% of the aggregate number of meetings of the full Board and meetings of Board committees on which he served.

The Board holds an executive session at all regularly scheduled meetings without management directors present. Mr. Snyder, a non-management director, routinely presides at these sessions. However, at least once annually, the Board meets in executive session with only independent directors present. Interested parties may make any concerns known to non-management directors by contacting the Company’s EthicsLine at 1-800-347-9550.

Until April 30, 2004, directors of the Company who were not officers or employees of the Company received an annual retainer of $24,000, paid quarterly, one-half in cash and one-half in shares of Common Stock. Committee chairmen received an additional annual retainer of $5,000, similarly divided between cash and stock. Effective May 1, 2004, the annual retainer was increased by $12,000 payable in shares of Common Stock. In addition, the additional annual retainer for committee chairmen was increased to a total of $15,000 for the chairman of the Company’s Audit Committee and $10,000 for each of the chairmen of the Company’s Compensation Committee and its Nominating/Governance Committee. These retainers are also paid quarterly, one-half in cash and one-half in shares of Common Stock. Beginning in fiscal year 2005, any director who so elects in advance of the beginning of the fiscal year may receive all fee payments, including meeting fees, discussed below, in the form of shares of Common Stock. If this option is elected, the individual would also receive additional shares of Common Stock valued at fifteen percent of the cash compensation foregone. This election must be made during a “window period” for insider stock transactions. There was no window period immediately prior to the beginning of fiscal year 2005 due to the failure of the Company to timely file its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, and therefore, no director was able to choose this option for fiscal year 2005.

Non-employee directors are also paid a meeting fee of $1,500 ($1,250 per meeting prior to April 30, 2004) for each in-person regular or special Board or committee meeting, and $500 for telephonic meetings. In addition, each non-employee director of the Company receives a grant of an option to purchase 3,000 shares of Common Stock upon initial election as a director and an option to purchase 3,000 additional shares of Common Stock on each September 30 on which such director remains a non-employee director. The Company paid aggregate fees of $246,077 to non-employee directors in connection with Board and committee meetings in fiscal year 2004. Employee directors receive no additional compensation for attending Board or committee meetings.

The Company has adopted a code of business conduct and ethics which has been memorialized as part of the Company’s Legal Compliance and Corporate Policy Manual and can be found on the Company’s website at http://www.ies-co.com, under the Corporate Governance section. The manual is also available in print to any stockholder who requests it by contacting Curt L. Warnock, Vice-President, Law and Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027.

The Nomination Process

The Nominating/Governance Committee of the Board, which, as described below, is composed entirely of independent directors, is responsible in accordance with its charter for establishing standards for members of the Board and overseeing the performance evaluation of the Board and its members. Based upon such evaluations, the Nominating/Governance Committee recommends to the Board whether existing members should be nominated for new terms or replaced and whether more or fewer members are appropriate.

The Board, with the assistance of the Nominating/Governance Committee, establishes criteria for the selection of new members. The basic criteria are found in the Company’s Corporate Governance Guidelines under “Core Competencies of the Board”. These core competencies include individuals who are experienced in accounting and finance matters, have been or are currently the Chief Executive Officer of a large publicly traded corporation, have extensive hands-on practical relevant industry-specific knowledge or have skills to look to the future and provide direction for stability and growth. At any given time, in order to maintain a proper balance of expertise, individuals with particular skills may be favored over other candidates who lack such skills but otherwise possess a core competency.

Additional attributes may include a candidate’s character, judgment, and diversity of experience, acumen, ability to act on behalf of the stockholders, governmental or community service, a positive record of achievement and a willingness to devote sufficient time to carrying out the duties and responsibilities of Board membership. Candidates must be capable of working with the entire Board and contributing to the overall Board process. Since a majority of the Board is to be independent of management, consideration is also given as to whether or not the individual is independent in accordance with the Company’s Corporate Governance Guidelines and the rules and regulations of the New York Stock Exchange (the “NYSE”) and the Securities and Exchange Commission (the “SEC”).

When there is an opening or anticipated opening for a director position, Board members are asked to submit recommendations. Outside sources or third parties may be used to find potential candidates and similarly outside sources and third parties may be used to evaluate or assist in evaluating nominees brought to the attention of the Nominating/Governance Committee. Should the

Company use the services of a third party, it would expect to pay a fee for such services.

The Nominating/Governance Committee will also consider director candidates recommended by stockholders. Such candidates will be evaluated using the same criteria and standards described above. Any such recommendation must be sent in writing sufficiently in advance of the Annual Meeting to permit adequate review by the Nominating/Governance Committee. The recommendation should also provide the reasons supporting a candidate’s recommendation, the candidate’s qualifications, the candidate’s consent to being considered as a nominee and a way to contact the candidate to verify his or her interest and to gather further information, if necessary. In addition, the stockholder should submit information demonstrating the number of shares he or she owns. Stockholders who themselves wish to nominate an individual to the Board must follow the advance notice requirements and other requirements of the Company’s bylaws.

CORPORATE GOVERNANCE GUIDELINES

The Company’s management and Board are committed to conducting business consistent with good corporate governance practices. To this end, the Board has established a set of Corporate Governance Guidelines which reflect its view in how to help achieve this goal. These guidelines, which may be amended and refined from time to time, are outlined below and may also be found on the Company’s website at http://www.ies-co.com.

Corporate Governance Guidelines

Directors

Core Competencies of the Board

In order to adequately perform the general corporate oversight responsibilities assumed by the Board, the Board as a whole should possess the following competencies:

Accounting & Finance – The Board should have one or more members who are experienced in accounting and finance matters.

Management – In order to oversee the Company’s management team, the Board should have one or more directors who have experience as the Chief Executive Officer of a large publicly traded corporation.

Industry Knowledge – While the theory of management is important, it is essential that the Board have one or more members with extensive hands-on practical relevant industry-specific knowledge.

Long-Range Strategy – In addition to monitoring the Company’s performance in the present, the Board should have one or more members with the skills to look to the future and provide direction for stability and growth.

Independence of the Board

A majority of the Board shall be independent of management. An independent director must meet the standards imposed by the SEC and the NYSE which essentially demand the following:

Material Relationships – The Board must affirmatively determine that the director has no material relationship with the Company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the Company) other than such director’s capacity as a member of the Board.

Former Employment by the Company – No director who is an employee, or whose immediate family member is an executive officer of the Company is considered independent until three years after the end of such employment relationship.

Receipt of Compensation – No director shall be considered independent who receives, or whose immediate family member receives more than $100,000 per year in direct compensation from the Company, other than directors’ and committee fees and pension or other forms of deferred compensation for prior service until three years after he or she receives more than $100,000 per year of such compensation.

Former Employment by the Company’s Independent Auditors (past or present) – No director who has been an affiliate with or employed by a past or present independent auditor of the Company shall be deemed independent until three years after the relationship has ended.

Interlocking Relationships – No director shall be considered independent if such director is, or in the past three years has been, employed by any company for which an officer of the Company serves or has served as a member of its compensation committee during the time that such director is or was so employed.

Family Members – Directors with certain family members that fall into the above disqualifying conditions may be prohibited from being independent directors until the time period described above has elapsed as to those family members.

Outside Directorships – The Chief Executive Officer and the senior management of the Company may not serve on more than three outside boards of public companies; non-employee directors may not serve on more than six.

Tenure and Retirement – While mandatory retirement and/or term limits may have their place in government or physically demanding occupations, it is believed that their application to Board service is arbitrary, discriminatory, and could act to disqualify otherwise fully productive and valuable members. The Company therefore does not have established formal rules that limit the number of terms a director can serve or set an age at which a member must retire.

Board Duties and Responsibilities

Information Dissemination – The Board is responsible for the essential oversight of the Company and acts as the representative of the stockholders. The Board must be given sufficient information in order to fulfill these governance responsibilities, not only in advance of Board meetings but also periodically between meetings. In addition to regularly scheduled meetings which Board members are expected to attend, telephone updates are held monthly between meetings to insure potential matters of concern are addressed on a timely basis.

Access to Management and Advisors – Board members have full access to senior management and are encouraged to contact them at any time. In addition, the Board is authorized to retain and compensate outside advisors as it deems necessary or appropriate.

Director Compensation – The Compensation Committee of the Board is charged with the review of director compensation, and upon its recommendation, the full Board sets the level of retainers as well as meeting fees. Compensation shall be made in the form of both cash and Company equity with the latter being emphasized. In determining the appropriate level of compensation, the Compensation Committee and the Board shall review the practice of peer companies and general industry and tend toward the low to middle range of fees paid to the group.

Director Orientation and Continuing Education – Board members shall be provided with detailed information concerning the Company’s operations upon their initial election or appointment to the Board. Attendance at continuing education programs is encouraged, and the Company at least annually shall provide guest speakers to address topics of interest to the Company or industry. Board members are provided the opportunity to tour works in progress to become familiar with day-to-day operations.

Annual Performance Evaluation – The Board and each of its committees shall annually conduct a performance evaluation to determine whether the Board and its committees are functioning effectively. To ensure candid responses, the completed evaluations shall be returned to the Company’s independent auditors who shall compile the results on a completely anonymous basis.

Positions of Chairman of the Board and Chief Executive Officer – Since inception, the Company has maintained a separation of the roles of Chairman of the Board, a non-executive position, and Chief Executive Officer.

Management Succession – The Board appoints the Chief Executive Officer and annually performs an evaluation of his performance, with the results being communicated to him. In order to insure a smooth transition, if and when the need arises, the Board shall identify potential successors which by past experience and overall competence could assume the position upon short notice.

COMMITTEES

The Board has established the Audit, Compensation, Nominating/Governance, and Executive Committees to assist in the performance of its functions of overseeing the management and affairs of the Company. The Audit, Compensation and Nominating/Governance Committees are composed entirely of independent directors under current NYSE standards and have the authority to retain and compensate counsel and experts.

AUDIT COMMITTEE

The Audit Committee, which met 16 times during fiscal year 2004, is comprised of Messrs. Sielbeck (Chairman), Badie and Trauscht. Pursuant to its written charter, a copy of which may be found on the Company’s website, the Audit Committee assists the Board in:

•	fulfilling its responsibility to oversee management’s implementation of, and the integrity of, the financial statements of the Company;

•	monitoring the qualifications, independence and performance of the Company’s internal and independent auditors;

•	monitoring the compliance by the Company with legal and regulatory requirements; and

•	preparing the report that SEC rules require be included in the Company’s annual proxy statement.

In fulfilling these duties, the Audit Committee generally:

•	reviews the annual financial statements with management and the independent auditor;

•	recommends to the Board whether the Company’s annual audited financial statements and accompanying notes should be included in the Company’s Annual Report on Form 10-K;

•	reviews with management and the independent auditor the effect of regulatory and accounting initiatives as well as contingent liabilities and off-balance sheet structures, if any, on the Company’s financial statements;

•	reviews with management and the independent auditor the Company’s quarterly financial statements filed in its Quarterly Reports on Form 10-Q;

•	discusses periodically with Company management the Company’s major financial risk exposure and steps implemented to monitor and control the same;

•	reviews major changes to the Company’s auditing and accounting principles and practices as suggested by the independent auditor, internal auditors or management;

•	has the sole authority to engage, oversee and evaluate the performance of, and, when the Audit Committee determines it to be appropriate, terminate the Company’s independent auditor, approve all audit engagement fees and terms and approve all significant non-audit engagements, if any, with the independent auditor. The independent auditor reports directly to the Audit Committee;

•	reviews the independence of the independent auditor, giving consideration to the range of audit and non-audit services performed by the independent auditor;

•	reviews periodically (i) the experience, qualifications and performance of the senior members of the Company’s internal auditing team and (ii) the internal audit activities, staffing and budget;

•	reviews significant reports to management, prepared in connection with internal audits and management’s responses;

•	reviews with the independent auditor any problems or difficulties the auditor may encounter and any management letter provided by the auditor and the Company’s response to that letter;

•	advises the Board with respect to the Company’s policies and procedures regarding conflicts of interest and compliance with material laws and regulations;

•	reviews legal matters that may have a material impact on the financial statements, the Company’s compliance policies and any material reports or inquiries received from regulators or government agencies; and

•	establishes procedures (i) to handle complaints regarding the Company’s accounting practices, internal controls or auditing matters and (ii) to permit confidential anonymous submission to the Audit Committee of concerns by employees regarding accounting or auditing matters.

COMPENSATION COMMITTEE

The Compensation Committee, which met 3 times during fiscal year 2004, is comprised of Messrs. Trauscht (Chairman), Hodel and Badie. Mr. Badie was appointed to the Compensation Committee on January 6, 2005. Pursuant to its written charter, a copy of which may be found on the Company’s website, the Compensation Committee assists the Board in:

•	discharging its responsibilities relating to compensation of Company executives; and

•	producing an annual report on executive compensation for inclusion in the Company’s annual proxy statement.

In fulfilling these duties, the Compensation Committee generally:

•	establishes the Company’s compensation philosophy and ensures that the compensation program is aligned with the Company’s objectives and consistent with the interest of the Company’s stockholders;

•	reviews and approves new compensation plans;

•	evaluates the performance of the Chief Executive Officer and determines the compensation for the Chief Executive Officer;

•	reviews salaries, salary increases and other compensation of executive officers and evaluates the competitiveness of total compensation levels for executives;

•	receives recommendations regarding the selection of officers and key employees for participation in incentive compensation plans and regarding the establishment of performance goals and awards for those officers and key employees who participate in such incentive plans;

•	reviews and monitors benefits under all employee plans of the Company;

•	makes recommendations to the Board with respect to the management organization of the Company;

•	reviews and approves incentive compensation and equity based plans; and

•	evaluates, periodically, compensation paid to outside members of the Board, including monitoring the competitiveness and composition of director compensation.

NOMINATING/GOVERNANCE COMMITTEE

The Nominating/Governance Committee, which met 3 times during fiscal year 2004, is comprised of Messrs. Badie (Chairman), Hodel and Trauscht. Messrs. Badie and Hodel were appointed to the Nominating/Governance Committee on January 6, 2005. Pursuant to its written charter, a copy of which may be found on the Company’s website, the Nominating/Governance Committee assists the Board in:

•	establishing standards for Board and committee members and overseeing the performance of the Board and its members;

•	establishing criteria to select new directors and recommending to the Board a process for orientation of new Board or committee members;

•	identifying individuals qualified to become members of the Board and recommending same to the Board as nominees to fill any existing or expected vacancy; and

•	evaluating the Company’s corporate governance procedures and recommending to the Board changes that the Nominating/Governance Committee deems appropriate.

EXECUTIVE COMMITTEE

The Executive Committee, which met 3 times during fiscal year 2004, is comprised of Messrs. Allen, Snyder and Trauscht. Pursuant to its written charter, the Executive Committee is authorized to:

•	act upon any urgent issues that arise between regularly scheduled meetings of the Board.

The Executive Committee, however, may not:

•	approve, adopt or recommend to the stockholders any matter or action expressly required by the Delaware General Corporation Law to be submitted to the stockholders for approval; or

•	adopt, amend or repeal any bylaw of the Company.

REPORT OF THE AUDIT COMMITTEE

The information contained in this report shall not be deemed to be “soliciting material” or “filed” or incorporated by reference in future filings with the SEC, or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

Designation of the Audit Committee Financial Expert

The Board has designated Mr. Sielbeck as the “audit committee financial expert” as that term is defined by the rules and regulations of the SEC. In order to qualify as the audit committee financial expert, one must have the following attributes:

•	an understanding of financial statements and generally accepted accounting principles (“GAAP”);

•	the ability to assess the general application of such principles in connection with the accounting for estimates, accruals, and reserves;

•	experience preparing, auditing, analyzing, or evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by the Company’s financial statements, or experience actively supervising one or more persons engaged in such activities;

•	an understanding of internal controls and procedures for financial reporting; and

•	an understanding of audit committee functions.

Mr. Sielbeck acquired the first four attributes as a result of serving as Chairman of the Board, Chief Executive Officer, and President of several construction industry companies. In addition, he has served as a member of the Company’s Audit Committee since its initial public offering.

Establishment of Policies and Procedures

The Audit Committee has overseen the establishment of a number of policies and procedures which are intended to facilitate the reporting and disclosure of improper activities as well as to clearly define the use of the Company’s independent auditors for non-audit purposes.

•	The Company maintains the EthicsLine which allows employees to report, on an anonymous basis, occurrences of financial abuse, fraud, theft, or discrimination. Complaints are forwarded to the Vice President, Law who in turn informs the Audit Committee.

•	The Company has established a Code of Ethics for Financial Executives, a copy of which may be found on the Company’s website, at http://www.ies-co.com. The Code of Ethics applies to the Chief Executive Officer, the Chief Financial Officer, and the Chief Accounting Officer and reflects the Company’s commitment to the highest standards of personal and professional integrity.

•	The Audit Committee has established a policy of requiring pre-approval by the Audit Committee of all but de minimus use of the independent auditors for non-audit services with the exception of the following (each of which the Audit Committee has pre-approved):

•	utilization of the independent auditors for services associated with preparing registration statements, periodic reports and other documents filed with the SEC or other documents issued in connection with securities offerings (e.g. comfort letters or consents), and assistance in responding to SEC comment letters, so long as the fees for such services do not exceed $20,000;

•	consultation with the independent auditors by the Company’s management as to the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of final or proposed rules, standards or interpretations by the SEC, the Financial Accounting Standards Board, or other regulatory or standard setting bodies; under SEC rules, some such consultations may be “audit related” services rather than “audit services” or vice versa, and such pre-approval is limited to $10,000 under each such category; and

•	internal control reviews and assistance with internal control reporting requirements, so long as the fees for such services do not exceed $65,000;

provided, however, that the Audit Committee must be promptly informed of any of the above uses of the independent auditor.

The Audit Committee has also pre-approved a statutory audit by the independent auditor of a Company subsidiary for a fee not to exceed $21,200.

Review of the Company’s Audited Financial Statements for the Fiscal Year Ended September 30, 2004

The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended September 30, 2004 with Company management. The Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004 for filing with the SEC. The Audit Committee has also named Ernst & Young LLP to serve as the Company’s independent auditors for fiscal year 2005, subject to stockholder ratification.

Alan R. Sielbeck (Chairman)

Ronald P. Badie

Donald C. Trauscht

Audit Fees

Ernst & Young LLP billed the Company fees as set forth in the table below for (i) the audit of the Company’s 2003 and 2004 annual financial statements, reviews of quarterly financial statements and services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements, (ii) assurance and other services reasonably related to the audit or review of the Company’s 2003 and 2004 financial statements, (iii) services related to tax compliance, tax advice and tax planning for fiscal years 2003 and 2004, and (iv) all other products and services it provided during fiscal years 2003 and 2004.

	Fiscal Year 2003	Fiscal Year 2004
Audit	$369,341	$1,339,200
Audit Related	0	0
Tax Fees	0	0
All Other Fees	0	0

EXECUTIVE COMPENSATION

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee is pleased to present the 2004 report on executive compensation. This report of the Compensation Committee documents the components of the Company’s executive officer compensation program and describes the basis on which the compensation program determinations were made by the Compensation Committee with respect to the executive officers of the Company. The Compensation Committee meets regularly and is comprised of Messrs Trauscht (Chairman), Hodel and Badie. Mr. Badie was appointed to the Compensation Committee on January 6, 2005, and Mr. Trauscht was appointed Chairman of the Compensation Committee on the same date, replacing Mr. James D. Woods, who resigned from the Board effective December 31, 2004. This report was prepared under the chairmanship of Mr. Woods and is submitted by the newly constituted Compensation Committee. The duty of the Compensation Committee is to establish the compensation of the Chief Executive Officer, review compensation levels of senior members of management, and administer the Company’s various incentive plans including its annual bonus plan and its stock option plan.

EXECUTIVE COMPENSATION PROGRAM PHILOSOPHY

The Company’s compensation philosophy and program objectives are directed by two primary guiding principles. First, the program is intended to provide levels of compensation sufficient to attract, motivate and retain talented executives. Second, the program is intended to create an alignment of interests between the Company’s executives and stockholders such that a portion of each executive’s compensation is directly linked to maximizing stockholder value.

In support of this philosophy, the executive compensation program is designed to reward performance that is directly relevant to the Company’s short-term and long-term success. As such, the Company provides both short-term and long-term incentives. The Compensation Committee has structured the executive compensation program with three primary underlying components: base salary, annual incentives, and long-term incentives. The Company’s compensation philosophy is to (i) compensate its executive officers at a base level that is near the average salaries paid by companies of similar size and nature; (ii) provide the opportunity for its executive officers to earn additional compensation in the form of annual bonuses if individual and business performance goals are met; and (iii) design long-term incentive plans to focus executive efforts on the long-term goals of the Company and to maximize total return to the Company’s stockholders.

BASE SALARY

The Compensation Committee utilizes market compensation data that is reflective of the markets in which the Company competes for employees. Based on such data, the Compensation Committee believes that the salaries paid to the Company’s executive officers are at or below the average of executive officers’ compensation in similar companies. The Compensation Committee intends to insure that the Company’s executive officers compensation is consistent with its stated policies. Therefore, as part of its responsibilities, the Compensation Committee reviews the salaries for the Company’s executive officers. Individual salary changes are based on a combination of factors such as the performance of the executive, salary level relative to the competitive market, level of responsibility, growth of Company operations and the recommendation of the Chief Executive Officer.

ANNUAL BONUS

The Company’s annual bonus is intended to reward key employees based on Company and individual performance, motivate key employees, and provide competitive cash compensation opportunities. Target award opportunities vary by individual position and are expressed as a percentage of base salary. The individual target award opportunities are set at market median levels, but actual payouts may vary based on performance so that actual awards may fall below the 50th or above the 75th percentile. The amount a particular executive may earn is directly dependent on the individual’s position, responsibility, and ability to impact the Company’s financial success. During the 2004 fiscal year, no bonuses were paid to the Company’s executive officers, while serving in that position.

LONG-TERM INCENTIVES

The Company’s long-term incentive plan is designed to focus executive efforts on the long-term goals of the Company and to maximize total return to the Company’s stockholders. The key devices the Compensation Committee has traditionally used are stock options and restricted stock. During 2004, the Compensation Committee retained the services of an independent compensation consultant to assist in its determination of the appropriate amount and nature of long term incentives and salary for the Company’s executives. The consultant reviewed an extensive data base of compensation paid by both general industry and the Company’s peers. As a result of this review, the Compensation Committee authorized modest salary adjustments for the executives as well as grants of non-qualified stock options to be effective commencing the beginning of fiscal year 2005. In the interim, the Company was unable to timely file with the SEC its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, and the Compensation Committee subsequently rescinded the proposed salary increases and option grants.

CEO COMPENSATION

In May 2004, in addition to the retention of the independent compensation consultant discussed above, the Compensation Committee undertook its annual detailed review of the performance of the Company’s Chief Executive Officer. A twenty-two point evaluation was used that highlighted all material aspects of the position, with Mr. Allen being rated on each item by the Board and the Company’s senior management. In order to insure anonymity, the results of the evaluation were forwarded to the Company’s independent auditors for compilation.

As a result of the above evaluation, and the review performed by the compensation consultant, the Compensation Committee authorized a modest salary increase and grant of non-qualified stock options for Mr. Allen to be effective October 1, 2004. In light of the subsequent failure by the Company to timely file with the SEC its Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2004, the Compensation Committee rescinded the salary increase and option grant.

No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries. The following members of the Compensation Committee have delivered the foregoing report.

Donald C. Trauscht (Chairman)

Ronald P. Badie

Donald Paul Hodel

The foregoing report and the performance graph and related description included in this proxy statement shall not be deemed to be filed with the SEC except to the extent the Company specifically incorporates such items by reference into a filing under the Securities Act or the Exchange Act.

SUMMARY COMPENSATION TABLE

The following table discloses compensation received for the three fiscal years ended September 30, 2004 by the named executive officers.

	ANNUAL COMPENSATION				LONG-TERM COMPENSATION
NAME AND PRINCIPAL POSITION	FISCAL YEAR	SALARY	BONUS	OTHER ANNUAL COMPENSATION(a)	RESTRICTED STOCK AWARD (NUMBER)	SECURITIES UNDERLYING OPTIONS (NUMBER)	ALL OTHER COMPENSATION(b)
Herbert R. Allen President and Chief Executive Officer	2004 2003 2002	$522,500 475,000 380,002	— — —	— — —	— — —	— — 330,000	$2,919 2,505 2,727

Richard L. China (c) Chief Operating Officer	2004 2003 2002	$407,000 370,000 309,997	— — —	— — —	— — —	— — 185,000	$4,122 3,672 2,330

Robert Stalvey Senior Vice President, East Operations	2004 2003 2002	$285,000 270,000 240,624	— — 58,500	— — —	— — —	— — —	$4,413 3,549 2,120

Miles Dickinson Senior Vice President, West Operations	2004 2003 2002	$281,750 268,000 218,750	— — 102,217	— — —	7,269 — —	— — —	$2,712 3,821 2,503

Margery M. Harris (d) Senior Vice President, Human Resources	2004 2003 2002	$245,000 230,000 197,750	— — 24,050	— — —	— — —	— — 60,000	$3,710 3,881 3,910

(a)	No executive officer received perquisites or other personal benefits in excess of 10% of such officer’s total annual salary and bonus.

(b)	All other compensation for fiscal years 2002, 2003, and 2004 consists of Company contributions to the IES Corp. Executive Savings Plan and the IES, Inc. 401 (k) Retirement Savings Plan.

(c)	Mr. China’s employment with the Company terminated effective November 9, 2004. In connection with his termination, Mr. China entered into a Settlement and Release Agreement with the Company and, pursuant thereto, received a lump sum payment of $103,609 and an additional sum of $610,500 to be paid in semi-monthly increments in the future. The Company will also pay the cost of continuing medical and dental health care coverage for Mr. China and eligible dependents under COBRA for a period of 18 months.

(d)	Ms. Harris’ employment with the Company terminated effective January 15, 2005. In connection with her termination, Ms. Harris entered into a Mutual Agreement and Release with the Company and, pursuant thereto, will receive a severance payment in the amount of $61,250 to be paid in semi-monthly increments in the future. The Company will also pay the cost of continuing medical and dental health care coverage for Ms. Harris and eligible dependents under COBRA for a period of 6 months.

OPTION GRANTS IN THE LAST FISCAL YEAR

No stock options were granted to any of the named executive officers during fiscal year 2004.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

The following table provides information on option exercises in fiscal year 2004 by the named executive officers and the value of their unexercised options at September 30, 2004.

	SHARES ACQUIRED ON EXERCISE	VALUE REALIZED	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS HELD AT SEPTEMBER 30, 2004		VALUE OF UNEXERCISED IN THE MONEY OPTIONS HELD AT SEPTEMBER 30, 2004
NAME			EXERCISABLE	UNEXERCISABLE	EXERCISABLE	UNEXERCISABLE
Herbert R. Allen	30,000	$225,468	277,666	88,334	$166,232	$100,517
Richard L. China	20,000	151,216	156,667	48,333	$86,233	$54,716
Robert Stalvey	—	—	94,472	10,000	$21,400	$10,700
Miles Dickinson	10,000	39,759	27,167	10,000	$10,700	$10,700
Margery M. Harris	—	—	88,000	12,000	$21,400	$10,700

SEVERANCE AND EMPLOYMENT AGREEMENTS

The Compensation Committee reviews the employment agreements of executive officers on an annual basis to determine the continuing need for such agreements as well as the amount and nature of compensation potentially payable in the event a change in control or other provision is triggered. As a result of this review in 2004, the Compensation Committee made no changes in outstanding agreements. It was determined the terms and conditions as well as potential payments under the agreements were appropriate to insure the continued employment of the executives party to such agreements and to protect the Company’s interest relating to non-competition in the event the executive left the Company’s employ.

On January 30, 2003, the Company entered into an amended and restated employment agreement with Mr. Allen. The agreement with Mr. Allen, which has an initial term of three years, and which, unless terminated sooner, continues on a year-to-year basis thereafter, provides for the annual salary then in effect to be paid to Mr. Allen (which may be increased from time to time) during the term of the agreement. In the event Mr. Allen terminates his employment without “Good Reason,” or is terminated for “Cause,” both as defined in the agreement, he is not entitled to receive severance compensation. If Mr. Allen terminates for Good Reason or if he is terminated by the Company without Cause, he is entitled to receive the base salary then in effect for whatever period of time is remaining under the Initial Term or Extended Term, or for one year, whichever amount is greater. The agreement generally restricts him from competing with the Company for a period of two years following the termination of his employment. The restriction is removed in the event he is terminated without Cause by the Company, or he terminates for Good Reason. In the event of a change of control of the Company, Mr. Allen may receive the equivalent of three years base salary at the rate then in effect, plus three times annual bonus at the then current percentage applicable to him determined at 100% payout, and three years’ coverage under the Company’s medical benefit plan on a tax neutral basis.

The Company has entered into employment agreements with Messrs. Stalvey and Dickinson effective January 27, 2003 and May 13, 2004 respectively. The term of Mr. Dickinson’s agreement continues until terminated by either Mr. Dickinson or the Company. Mr. Stalvey’s agreement has a three year term and continues on a year-to-year basis thereafter, unless notice of non-renewal is provided at least 90 days prior to the end of the initial or extended term. Each agreement provides for severance benefits of up to one year’s base pay in the event of termination of employment by the Company without Cause, or in the case of Mr. Stalvey, for Good Reason, as defined in the Agreement. These agreements also contain restrictions on competing with the Company, which may be reduced under certain circumstances in the case of Mr. Stalvey. On December 2, 2004, the Board approved a waiver of the Company’s conflict of interest policy and an amendment to Mr. Dickinson’s employment agreement to permit Mr. Dickinson to provide a loan and consulting services to DFI, Inc. in connection with DFI’s acquisition of substantially all of the assets of Delco Electric, Inc. For a discussion of this transaction, see “Certain Relationships and Related Transactions,” below.

Effective October 27, 2004, Mr. China resigned as a director of the Company. Effective November 9, 2004, Mr. China resigned all positions with the Company. In connection with his termination, Mr. China entered into a Settlement and Release Agreement with the Company and, pursuant thereto, received a lump sum payment of $103,609 and an additional sum of $610,500 to be paid in semi-monthly increments in the future. The Company will also pay the cost of continuing medical and dental health care coverage for Mr. China and eligible dependents under COBRA for a period of 18 months. In accordance with the terms of the Company’s stock option plans, Mr. China is also entitled to retain and exercise, for a period of ninety days following his termination as an employee of the Company, options to acquire up to 190,000 shares of Common Stock that had vested prior to his resignation.

On December 15, 2004, the Company and Ms. Harris entered into a Mutual Agreement and Release pursuant to which Ms. Harris and the Company agreed to terminate their employment relationship effective January 15, 2005. In accordance with the terms of the agreement, Ms. Harris will receive a settlement payment in the amount of $61,250 to be paid in semi-monthly increments in the future. The Company will also pay the cost of continuing medical and dental health care coverage for Ms. Harris and eligible dependents under COBRA for a period of 6 months. In accordance with the terms of the Company’s stock option plans, Ms. Harris is also entitled to retain and exercise, for a period of ninety days following her termination as an employee of the Company, options to acquire up to 88,000 shares of Common Stock that had vested prior to her resignation.

STOCK PERFORMANCE GRAPH

The following performance graph compares the Company’s cumulative total stockholder return on its Common Stock with the cumulative total return of (i) the S&P 500 Index, (ii) the Russell 2000, and (iii) a peer group stock index (the “Peer Group”) selected in good faith by the Company made up of the following publicly traded companies: Comfort Systems USA, Inc., Dycom Industries Inc., Emcor Group Inc., Fluor Corp (Massey Energy Company was distributed as a dividend to Flour Corp stockholders on December 22, 2000 and the value of such dividend is reflected as a reinvestment), Jacobs Engineering Group, Mastec Inc., and Quanta Services Inc. Due to activities such as reorganizations and mergers, additions and deletions are made to the Peer Group from time to time. The cumulative total return computations set forth in the Performance Graph assume the investment of $100 in the Company’s Common Stock, the S&P 500 Index, the Russell 2000, and the Peer Group, on September 30, 1999.

	Cumulative Total Return
	9/99	9/00	9/01	9/02	9/03	9/04
INTEGRATED ELECTRICAL SERVICES, INC.	100.00	43.48	34.15	23.65	43.64	30.42
S & P 500	100.00	113.28	83.13	66.10	82.22	93.63
RUSSELL 2000	100.00	123.39	97.22	88.18	120.36	142.96
PEER GROUP	100.00	150.41	97.67	64.28	108.75	111.24

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During fiscal year 2004, Delco Electric, Inc., a wholly-owned subsidiary of the Company, leased office and warehouse space from Mr. Miles Dickinson. The aggregate rentals paid by Delco under the lease for fiscal year 2004 were $68,166.

On December 6, 2004, the Company sold substantially all of the assets of Delco Electric, Inc. to DFI Group, Inc. Mr. Terry Foley, who served as president of Delco prior to the sale, is president of DFI. Mr. Jason Dickinson, who is the son of Mr. Miles Dickinson, is a director and principal stockholder of DFI. Prior to the sale, Mr. Jason Dickinson was also employed by Delco and received compensation in excess of $60,000 during fiscal year 2004. Pursuant to the terms of the purchase agreement governing the sale, the purchase price for the assets was $869,000, subject to adjustments that the Company believes are standard for this type of transaction. In connection with the transaction, Mr. Miles Dickinson loaned a portion of the purchase price to DFI and will provide certain consulting services to DFI in the future. On December 2, 2004, the Board approved a waiver of the Company’s conflict of interest policy and an amendment to Mr. Miles Dickinson’s employment agreement to permit Mr. Dickinson to provide the loan and consulting services.

Ace/Putzel Electric, Inc., a wholly-owned subsidiary of the Company, leases office and warehouse space from Mr. Robert Stalvey and his brother. The aggregate rentals paid by Ace under the lease for fiscal year 2004 were $122,917.

Mr. C. Byron Snyder is general partner of the 1996 Snyder Family Partnership Ltd., a Delaware limited partnership. The partnership owns a majority interest in Commercial America Insurance Company, a commercial insurance company that sub-leases office space from the Company at the Company’s corporate offices. The lease provides for lease payments in the aggregate amount of $5,000 per month. The lease may be cancelled by either party upon thirty days notice.

Mr. Herbert R. Allen’s son and Mr. Robert Stalvey’s brother were both employed by subsidiaries of the Company in fiscal year 2004, and each of them recieved compensation in excess of $60,000 during fiscal year 2004.

The Company believes that the terms of each of these transactions are reasonable and no less favorable than the terms of similar arrangements with unrelated third parties.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During fiscal year 2004, no executive officer of the Company served as (i) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a director of another entity, one of whose executive officers served on the Compensation Committee of the Company or (iii) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of the Company.

During fiscal year 2004, no member of the Compensation Committee (i) was an officer or employee of the Company, (ii) was formerly an officer of the Company or (iii) had any business relationship or conducted any business with the Company.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors, executive officers and persons holding more than ten percent of a registered class of the Company’s equity securities to file with the SEC and any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted (i) initial reports of ownership, (ii) reports of changes in ownership and (iii) annual reports of ownership of Common Stock and other equity securities of the Company. Such directors, officers and ten-percent stockholders are also required to furnish the Company with copies of all such filed reports.

Based solely upon review of the copies of such reports furnished to the Company and written representations that no other reports were required during 2004, the Company believes that all Section 16(a) reporting requirements related to the Company’s directors and executive officers were timely fulfilled during 2004.

2. APPROVAL OF PRIVATE PLACEMENT OF CONVERTIBLE NOTES

AND ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION THEREOF

On November 22, 2004, the Company entered into a Purchase Agreement (the “Purchase Agreement”) with two investors (collectively, the “Purchasers”) providing for the private placement (the “Private Placement”) of up to an aggregate of $50 million in principal amount of Convertible Notes, as part of the Company’s restructuring efforts designed to improve the Company’s long-term financial health. On November 24, 2004, pursuant to the terms of the Purchase Agreement, the Company closed an initial sale of an aggregate of $36 million in principal amount of Convertible Notes to the Purchasers. Pursuant to the terms of the Purchase Agreement, the Purchasers have an option to purchase up to an aggregate of $14 million in principal amount of additional Convertible Notes on or before the later to occur of January 23, 2005 and the fifth business day after the Company’s next annual meeting of stockholders.

Absent stockholder approval of the Private Placement and the issuance of shares of Common Stock upon conversion of the Convertible Notes, the Company will be required to settle part of its conversion obligations with respect to the Convertible Notes by making cash payments and will also be required to pay certain liquidated damages. Accordingly, the Board believes that stockholder approval of this proposal is important in order to preserve the Company’s liquidity and financial condition. The net proceeds from the $36 million principal amount of Convertible Notes previously sold have been used, and the net proceeds, if any, from the $14 million principal amount of additional Convertible Notes that remain subject to sale to the Purchasers will be used, to repay a portion of the Company’s senior secured credit facility and for general corporate purposes.

Set forth below is a summary of the material terms of the Convertible Notes and the Private Placement, which terms are qualified by reference to the full text of the Purchase Agreement, the Indenture dated November 24, 2004 (the “Indenture”) among the Company, The Bank of New York and certain subsidiaries of the Company named as guarantors therein (the “Guarantors”) and the Registration Rights Agreement dated as of November 24, 2004 (the “Registration Rights Agreement”) among the Company, the Guarantors and the Purchasers, which are attached as exhibits to the Company’s Current Reports on Form 8-K filed with the SEC on November 22, 2004 and December 1, 2004.

Summary of the Convertible Notes and the Private Placement

The Convertible Notes constitute senior unsecured obligations of the Company. Pursuant to the Indenture, the Convertible Notes require payment of interest semi-annually in arrears on May 1 and November 1 of each year at an annual rate of 6.5%, have a stated maturity of November 1, 2014, are guaranteed on a senior unsecured basis by the Guarantors and are convertible at the option of holders of the Convertible Notes into shares of Common Stock at a conversion price of $3.25 per share, which conversion price is subject to adjustment as set forth in the Indenture upon the occurrence of certain economically dilutive events. Under the Indenture, the Convertible Notes may be redeemed, in whole or in part, at the option of the Company on or after November 1, 2008 if the last reported trading price of the Common Stock is greater than 150% of the then current conversion price for at least 20 trading days in the 30 consecutive trading days ending on the day prior to the date on which the Company delivers notice of redemption. The Convertible Notes may be redeemed for cash at a redemption price equal to the principal amount of the Convertible Notes redeemed plus accrued and unpaid interest and liquidated damages, if any.

Upon redemption, holders of redeemed Convertible Notes will also be entitled to a redemption premium equal to the net present value of remaining scheduled interest payments through the date of maturity (a “Redemption Premium”). Following a redemption notice, holders of Convertible Notes who elect to convert their Convertible Notes prior to the date of redemption will also receive a Redemption Premium.

Holders of the Convertible Notes have the right to require the Company to purchase all or any portion of the Convertible Notes upon the delisting of the Common Stock, certain changes in control of the Company, the sale of substantially all of the assets of the Company or the Company’s liquidation or bankruptcy (any of the foregoing, a “Fundamental Change”) or at any time on or after November 1, 2008, in each case at a purchase price equal to 100% of the Convertible Notes to be repurchased plus any accrued and unpaid interest and liquidated damages, if any. The Company may elect to pay any such purchase price in cash, shares of Common Stock, subject to certain limitations, or a combination thereof. Holders of Convertible Notes who elect to convert their Convertible Notes within the period beginning 15 days prior to and ending 15 days after the effective date of a Fundamental Change will receive a make-whole premium (calculated as set forth in the Indenture) in addition to shares or cash delivered in satisfaction of the Company’s conversion obligation.

The Trustee or the holders of at least 25% in aggregate principal amount of the Convertible Notes may declare the principal amount of the Convertible Notes, together with accrued and unpaid interest and liquidated damages, if any, to be immediately due and payable upon the occurrence of an event of default. Events of default under the Indenture include the Company’s and, in certain circumstances, the Guarantors’: (i) failure to pay principal on any Convertible Note when due at maturity, or failure to pay the redemption price when due, (ii) failure to pay interest on the Convertible Notes, (iii) failure to comply with the covenants or warranties relating to the Convertible Notes, (iv) failure to deliver shares of Common Stock when required to do so upon conversion of any Convertible Notes, (v) failure to give proper notice of a Fundamental Change, (vi) default with respect to other indebtedness that results in acceleration of an amount in excess of $25 million, (vii) failure to pay final judgments in excess of $25 million or (viii) bankruptcy, insolvency or reorganization.

The Registration Rights Agreement requires the Company to file on or before April 23, 2005 a shelf registration statement on Form S-3 registering the offer and sale of the Common Stock underlying the Convertible Notes and to cause such registration statement to become effective no later than October 20, 2005. If the Company does not satisfy its registration obligations under the Registration Rights Agreement, it will become obligated to pay liquidated damages equal to 0.25% of the aggregate principal amount of the then-outstanding Convertible Notes (or the aggregate conversion price of any Common Stock issued upon conversion of the Convertible Notes) for the first 90 days, and 0.50% thereafter. The Registration Rights Agreement provides that the Company will bear the expenses of the registration required by the Registration Rights Agreement.

NYSE Rules and Stockholder Approval

If the Convertible Notes (including the $14 million in aggregate principal amount of Convertible Notes subject to the Purchasers’ option described above) are converted into shares of Common Stock, the Company would need to issue shares of Common Stock representing slightly more than 35% of the number of shares currently issued and outstanding. However, under Rule 312.03 of the NYSE’s Listed Company Manual, the Company must obtain stockholder approval of the issuance or sale of Common Stock, or securities convertible into Common Stock, if the shares of Common Stock to be issued, or that are issuable upon conversion, represent 20% or more of the voting power or the number of shares outstanding prior to the issuance or sale of such shares or convertible securities. Accordingly, absent stockholder approval, the total number of shares of Common Stock deliverable upon conversion of the Convertible Notes is limited by the Indenture to approximately 9.4 million shares (including approximately 1.9 million treasury shares), plus any treasury shares acquired after the closing date of the Private Placement. Stockholder approval of this proposal is therefore required to enable the Company to satisfy all of its conversion obligations with respect to the Convertible Notes by issuing shares of Common Stock, rather than by making cash payments.

Factors Affecting Rights of Current Stockholders

Holders of the Convertible Notes have certain rights that are senior to those of the holders of the Company’s Common Stock. The ability of holders of the Convertible Notes to convert all Convertible Notes into Common Stock may impact trading patterns and adversely affect the market price of the Common Stock. While the shares of Common Stock issued upon conversion of the Convertible Notes will not have any preemptive rights, the issuance of such shares will dilute the ownership interests of existing stockholders. All shares of Common Stock issuable upon conversion of the Convertible Notes will be entitled to certain registration rights. Consequently, if such shares are registered, they will be freely transferable without restriction under the Securities Act. Such free transferability could materially and adversely impact the market price of the Common Stock if a sufficient number of shares are sold into the market.

Consequences if Stockholder Approval is Not Obtained

If the stockholders of the Company do not grant their approval, then the Company would be required to pay a cash amount to the holders of Convertible Notes for any Convertible Notes that are converted and would otherwise require the Company to issue or deliver more than 9.4 million shares. Moreover, if such stockholder approval is not obtained by March 1, 2006, liquidated damages will begin to accrue on the Convertible Notes at a rate of 1% per year on the aggregate principal amount of the Convertible Notes then outstanding. Absent such stockholder approval, the Board believes that any required cash settlement of the Company’s conversion obligations and payment of any liquidated damages could adversely impact the Company’s liquidity position and financial condition.

At least a majority of the votes cast by outstanding shares present in person or by proxy at the Annual Meeting must be in the affirmative in order for this proposal to be approved, provided that the total votes cast represents over 50% in interest of all securities entitled to vote on this proposal.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THE PRIVATE PLACEMENT AND ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF THE CONVERTIBLE NOTES, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

3. RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The Audit Committee has re-appointed Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending September 30, 2005, subject to ratification by the Company’s stockholders. Ernst & Young LLP was the Company’s independent auditor for the fiscal year ended September 30, 2004.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions from those attending the Annual Meeting.

The affirmative vote of holders of a majority of the shares of Common Stock voted at the Annual Meeting is required to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for fiscal year 2005.

If the stockholders fail to ratify the appointment, the Audit Committee will reconsider its selection. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its stockholders’ best interests.

THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” RATIFICATION OF ERNST & YOUNG LLP’S APPOINTMENT, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

OTHER BUSINESS

The Board knows of no business that will come before the Annual Meeting except that indicated above. However, if any other matters are properly brought before the Annual Meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Pursuant to the Company’s bylaws, stockholder proposals submitted for consideration at the Annual Meeting must be delivered to the Corporate Secretary no later than the close of business on January 29, 2005.

A proposal of a stockholder intended to be presented at the next annual stockholders’ meeting must be received at the Company’s principal executive offices no later than September 14, 2005 if the stockholder making the proposal desires such proposal to be considered for inclusion in the Company’s proxy statement and form of proxy relating to such meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

In some cases only one copy of this proxy statement or annual report is being delivered to multiple stockholders sharing an address unless the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement or annual report to a stockholder at a shared address to which a single copy of the document was delivered. Stockholders sharing an address who are receiving multiple copies of proxy statements or annual reports may also request delivery of a single copy. To request separate or multiple delivery of these materials now or in the future, a stockholder may submit a written request to the Corporate Secretary, Integrated Electrical Services, Inc., 1800 West Loop South, Suite 500, Houston, TX 77027 or an oral request by calling the Corporate Secretary at (713) 860-1500.

INTEGRATED ELECTRICAL SERVICES, INC.

ANNUAL MEETING OF STOCKHOLDERS

SOLICITED BY THE BOARD OF DIRECTORS OF INTEGRATED ELECTRICAL SERVICES, INC.

The undersigned hereby appoints C. Byron Snyder, Herbert R. Allen and Curt L. Warnock, and each of them individually, as proxies with full power of substitution, to vote all shares of Common Stock of Integrated Electrical Services, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders thereof to be held on Thursday, February 17, 2005, at 10:30 a.m. at Hotel Derek, 2525 West Loop South, Houston, TX 77027 or at any adjournment or postponement thereof, as follows:

Any executed proxy which does not designate a vote shall be deemed to grant authority for any item not designated.

PROPOSAL 1. ELECTION OF DIRECTORS

☐ FOR all nominees listed below     ☐ WITHHOLD AUTHORITY for all nominees listed below

01-Ronald P. Badie and 02-Alan R. Sielbeck to hold office until the 2008 Annual Meeting and until their successors are elected and qualified. INSTRUCTION: to withhold authority to vote for any individual nominee or nominees, write the appropriate name or names in the space provided here.

PROPOSAL 2. APPROVAL OF THE PRIVATE PLACEMENT AND ISSUANCE OF SHARES OF COMMON STOCK UPON CONVERSION OF THE CONVERTIBLE NOTES.

☐ FOR	☐ AGAINST	☐ ABSTAIN

PROPOSAL 3. APPOINTMENT OF ERNST & YOUNG LLP AS AUDITORS FOR THE COMPANY

☐ FOR	☐ AGAINST	☐ ABSTAIN

Please check the following box if you plan to attend the Annual Meeting of Stockholders in person. ☐

P

R

O

X

Y

ALL SHARES WILL BE VOTED AS DIRECTED HEREIN AND, UNLESS OTHERWISE DIRECTED, WILL BE VOTED “FOR” PROPOSAL 1 (ALL NOMINEES), AND “FOR” PROPOSALS 2 AND 3, AND IN ACCORDANCE WITH THE DISCRETION OF THE PERSON VOTING THE PROXY WITH RESPECT TO ANY OTHER BUSINESS PROPERLY BROUGHT BEFORE THE MEETING.

YOU MAY REVOKE THIS PROXY AT ANY TIME PRIOR TO A VOTE THEREON.

Dated: ,

Signature(s) ___________________________________
Please sign exactly as name appears on this card. Joint owners should each sign. Executors, administrators, trustees, etc., should give their full titles.

PLEASE COMPLETE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED ENVELOPE.